Exhibit 99.1

22nd Century Group Announces Third Quarter 2015 Financial Results

And Conference Call to Provide Business Update

November 9, 2015

Clarence, New York – 22nd Century Group, Inc. (NYSE MKT: XXII), a leader in tobacco harm reduction, announced today the Company’s third quarter 2015 financial results and will provide a business update for investors on a conference call to be held Tuesday, November 10th, at 10:00 AM (Eastern Time).

Henry Sicignano, III, President and Chief Executive Officer of 22nd Century Group, together with John T. Brodfuehrer, Chief Financial Officer, will conduct the call. Interested parties are invited to participate in the call by dialing: 877-876-9175 and using Conference ID 3413780.

The conference call will consist of an overview of the financials presented in the Company's third quarter 2015 Form 10-Q and a discussion of business highlights and updates. Immediately thereafter, there will be a question and answer segment open to all callers.

As demonstrated by significant progress this quarter on modified risk product development, publication of exciting new clinical trial data, and continued expansion of the Company’s intellectual property portfolio, 22nd Century is now recognized as key to national nicotine research efforts and is at the forefront of reduced exposure cigarette product development.

While not at full production capacity, the Company continued to grow revenues during the third quarter of 2015 through sales of RED SUN premium cigarettes, contract manufacturing of a third-party MSA cigarette brand, continued contract manufacturing of filtered cigars, and continued sales of MAGIC “0.0mg nicotine” cigarettes in Europe. Net revenues during the third quarter of 2015 in the amount of approximately $2,668,000 and net revenues for the first nine months of 2015 in the amount of $5,591,000 continued to exceed previously announced revenue expectations and were significantly higher than revenues of approximately $529,000 for the entire year of 2014. The Company reported a net loss for the three months ended September 30, 2015 of approximately $2.8 million with approximately $622,000 of such amount consisting of net non-cash expenses.

Going forward, the Company expects to generate a total of more than $8 million in revenue for this year.

Business Highlights and Updates

•	We prepared the bulk of our Modified Risk Tobacco Product (MRTP) application for our Very Low Nicotine BRAND A and intend to submit the final application to the FDA before the end of 2015. Compared to all other tobacco cigarettes – made by any other company – BRAND A has the world’s lowest-nicotine content. We believe 22nd Century will be the first company approved by the FDA to label and market a brand of cigarettes as a reduced exposure tobacco product.

•	Through the granting of new patents and the filing of new patent applications, we again dramatically increased our intellectual property portfolio this quarter. 22nd Century currently owns or exclusively controls more than 200 issued patents and more than 50 pending patent applications around the world. We continue to believe the true value of our Company – based solely on our extraordinary intellectual property portfolio and not even considering the tremendous value of the many other parts of our business – is substantially greater than the value implied by our current share price.

•	We strategically hired a full-time FDA expert as our new Director of Business Development and Regulatory Affairs to facilitate our continued work on our submissions to the FDA for our modified risk cigarettes in development (BRAND A contains 95% less nicotine than conventional tobacco cigarettes; compared to all other tobacco cigarettes – made by any other company – we believe BRAND B has the world’s lowest-tar-to-nicotine ratio).

•	We hired a Vice President of Plant Biotechnology who is uniquely qualified to grow and commercialize our impressive patent portfolio relating to both tobacco and cannabis, including spearheading our work with our modified risk tobacco products in development and our cannabis technology initiatives.

•	We identified and met with several pharmaceutical and other significant potential strategic partners in our efforts to contract with a third party to fund a Phase III clinical trial for X-22 and to bring this important tobacco-based smoking cessation product to market.

•	The New England Journal of Medicine published a milestone study using our proprietary SPECTRUM research cigarettes. The Center for the Evaluation of Nicotine in Cigarettes led the double-blind, parallel, randomized clinical trial involving 840 smokers at ten locations. 22nd Century’s proprietary low nicotine SPECTRUM cigarettes were “associated with reductions in smoking, nicotine exposure, and nicotine dependence, with minimal evidence of nicotine withdrawal, compensatory smoking, or serious adverse events.” The study’s lead author, Dr. Eric Donny, explained in an article posted on www.usatoday.com, "The evidence is getting stronger that reducing nicotine reduces smoking and makes people less addicted to cigarettes and, in doing so, might make them more likely to quit." The same research team is currently conducting a longer, Phase III clinical trial with 1,250 participants using our SPECTRUM research cigarettes to assess whether an immediate reduction or a gradual reduction in nicotine levels is most effective.

•	Building on the excitement and on the momentum generated by several previous independent clinical trials, we received an order for approximately 5 million additional SPECTRUM research cigarettes from the federal government so that more researchers will have access to 22nd Century’s proprietary cigarettes. (The SPECTRUM product line consists of a series of cigarette styles that vary nicotine yields over a 50-fold range – from very low to relatively high nicotine yields.)

•	We commenced new cannabis research with Anandia Laboratories in Vancouver, Canada to develop, protect and commercially produce unique cannabis strains that express highly desirable characteristics and will lead to exciting commercialization opportunities. The goals of the Company’s research activities relating to cannabis are to develop, protect and commercially produce unique cannabis plant varieties that include (i) plants with low to no amounts of delta-9-tetrahydrocannabinol, or THC, for the commercial hemp industry and (ii) plants with high levels of cannabidiol, or CBD, and other non-THC cannabinoids for the legal medical marijuana markets.

•	Having launched in the first quarter of this year the Company’s RED SUN brand, our retail store count has grown to more than 600 locations across the country. In order to reach consumers directly, we launched a consumer marketing campaign in weekly newspapers in select markets. We continue to expand our popular Brand Ambassador marketing program which places trained RED SUN personnel inside smoke shops and tobacconists to work closely with owners and managers to offer special RED SUN gift certificates to smokers of competitive brands.

•	Having launched MAGIC cigarettes in more than 900 state-licensed retail shops in Spain, we determined through early customer feedback that the brand’s taste characteristics are distinctly American. Accordingly, we paused in our MAGIC rollout to the U.K., Holland, France, and Italy in order to fine-tune the taste of MAGIC cigarettes so that they will be more consistent with European cigarettes. We expect to resume our MAGIC rollout in the fourth quarter of 2015 and into 2016.

•	Since commencing the manufacture of Smoker Friendly private label products for the 800+ Smoker Friendly stores at our NASCO manufacturing facility in North Carolina, we have expanded our third-party contract manufacturing base with the addition of five new contract partners.

Third Quarter 2015 Financial Summary

For the three and nine months ended September 30, 2015, net revenues were $2,668,000 and $5,591,000, respectively, as compared to $64,000 and $528,000 for the three and nine months ended September 30, 2014, respectively. As discussed above, revenues for the three and nine months ended September 30, 2015 were generated from the sales of various cigarette and filtered cigar products manufactured at the Company’s factory and from sales of MAGIC “0.0mg nicotine” cigarettes in Europe. The sales for the three months ended September 30, 2014 in the amount of $64,000 were derived from the production of filtered cigars, and the remainder of the revenue during the nine months ended September 30, 2014 was generated from the sale of SPECTRUM research cigarettes.

For the three and nine months ended September 30, 2015, the Company reported operating losses of $2.75 million and $9.21 million, respectively, as compared to operating losses of $2.82 million and $6.05 million, respectively, for the three and nine months ended September 30, 2014.

The Company’s net loss for the three months ended September 30, 2015 was $2.76 million, or ($0.04) per share, and $8.17 million, or ($0.12) per share, for the nine months ended September 30, 2015, as compared to a net loss of $2.72 million, or ($0.05) per share, for the three months ended September 30, 2014 and $10.01 million, or ($0.17) per share, for the nine months ended September 30, 2014. The Company’s loss for the three months ended September 30, 2015 increased by approximately $37,000 as compared to the three months ended September 30, 2014, and the net loss for the nine months ended September 30, 2015 decreased by approximately $1.84 million as compared to the nine months ended September 30, 2014. The increase in the net loss for the three months ended September 30, 2015 was primarily due to an increase in gross loss of approximately $40,000 and a decrease in net other income (expense) of approximately $115,000, partially offset by a decrease in operating expenses of approximately $117,000. The decrease in the net loss for the nine months ended September 30, 2015 was primarily a result of a decrease in the warrant liability gain (loss) – net of approximately $4,050,000 and the other income of $1,000,000 from a litigation settlement, offset by an increase in gross loss of approximately $623,000 and an increase in operating expenses of approximately $2,540,000 (approximately $1,439,000 of this increase in operating expenses was the result of a non-cash increase in equity based compensation expense, primarily to Crede and other third party service providers ).

Adjusted EBITDA (as described in the paragraph and tables below) for the three months ended September 30, 2015 was a negative $2.1 million, or ($0.03) per share, and a negative $5.4 million, or ($0.08) per share, for the nine months ended September 30, 2015, as compared to Adjusted EBITDA of negative $1.9 million, or ($0.03) per share, for the three months ended September 30, 2014 and negative $3.9 million, or ($0.07) per share, for the nine months ended September 30, 2014.

Below are tables containing information relating to the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Three Months Ended September 30,
	2015	2014	% Change

Net loss	$(2,761,691)	$(2,724,309)	1%
Adjustments:
Warrant liability gain - net	(27,723)	(142,858)	-81%
Amortization and depreciation	197,370	138,367	43%
Loss on equity investment	33,211	26,057	27%
Interest expense	8,702	1,788	387%
Equity based compensation –
Crede consulting agreement	-	22,486	-100%
Third-party service providers	97,969	140,170	-30%
Officers, directors, and employees	314,743	615,667	-49%

Adjusted EBITDA	$(2,137,419)	$(1,922,632)	11%

	Nine Months Ended September 30,
	2015	2014	% Change

Net loss	$(8,167,133)	$(10,005,252)	-18%
Adjustments:
Warrant liability (gain) loss - net	(199,556)	3,850,295	-105%
Warrant amendment inducement expense	-	144,548	-100%
Amortization and depreciation	571,099	333,980	71%
Loss on equity investment	125,026	26,057	380%
Interest expense	27,963	5,306	427%
Equity based compensation -
Crede consulting agreement	1,978,785	22,486	8700%
Third-party service providers	232,187	140,170	66%
Officers, directors, and employees	1,000,603	1,609,716	-38%
Settlement proceeds	(1,000,000)	-	100%
Gain on the sale of machinery and equipment	-	(71,121)	-100%

Adjusted EBITDA	$(5,431,026)	$(3,943,815)	38%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net loss for certain non-cash and non-operating income and expense items listed in the tables above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating loss, net loss and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants and the level of cannabinoids in cannabis plants through genetic engineering and plant breeding. The Company’s primary mission is to reduce the harm caused by smoking. 22nd Century currently owns or exclusively controls more than 200 issued patents and more than 50 pending patent applications around the world. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contacts

Investor Relations:

IRTH Communications

Andrew Haag, 866-976-4784

xxii@irthcommunications.com

or

Redington, Inc.

Tom Redington, 203-222-7399